                                CONTRACT FOR SALE
                               OF BUSINESS ASSETS


         This Contract is made between AMERGRAPH CORPORATION, a New Jersey corporation, having an address of 520 Lafayette Road, Sparta, New Jersey 07871 ("Buyer"), and AFP IMAGING CORPORATION ("AFP") AND LOGETRONICS CORPORATION ("LOGE"), A WHOLLY OWNED SUBSIDIARY OF AFP, BOTH NEW YORK CORPORATIONS, having an address of 250 Clearbrook Road, Elmsford, New York 10523 (collectively referred to as "Seller").
         In consideration of the mutual promises contained in this Contract, and subject to the terms, and conditions in this Contract, Seller agrees to sell and Buyer agrees to buy certain business assets currently owned by Seller as follows:

         1. BUSINESS ASSETS BEING TRANSFERRED. The assets being sold consist of all of Seller's right, title and interest in and to Seller's LogEtronics Corporation's assets, including but not limited to, inventory of parts or finished goods and storage shelving, machinery, furniture and fixtures, tooling, patents and trademarks, files, records, rights, goodwill, trade names including but not limited to the LogE name and any other trade names & product model numbers specifically utilized by Seller for the LogE business and products. Such physical assets of the Seller are described in Schedule "A" and Intellectual Property is described in Schedule "C".

         2. ITEMS EXCLUDED FROM THE ASSETS BEING PURCHASED:

            A. Seller's accounts receivable, accounts payable, bank accounts, cash and cash deposits with third parties for the benefit of LogEtronics or AFP:

                 Cary Building Rent Deposit         $4,460.00
                 G. Cosimano/Freight Forwarder      $2,500.00
                 UPS                                $  765.00


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                 Postage Meter                      $  400.00
                 Air Travel Card                    $  425.00
                 (All paid for by AFP or LogE for LogE benefit)

            B. Seller shall remain responsible for any and all claims of its employees including but not limited to claims for accrued vacation time, severance pay, pension, 401k, medical claims/insurance claims, and any and all similar items. Amergraph may offer Seller's employees listed in Schedule "B" employment with Amergraph as new employees subject to the terms and conditions of employment as established by Amergraph. Amergraph is in no way assuming any current or prior liabilities or obligations of Seller in regard to such employees.

            C. Seller is responsible for any and all warranty claims of any nature for any items manufactured or sold by Seller. This provision shall survive the closing.

            D. Seller is responsible for any and all product liability or damage claims of any nature for any items manufactured or sold by Seller, regardless of when the claim(s) shall arise, except that the Seller does not waive any defenses including statute of limitations. This provision survives the closing. After the closing date, Buyer shall be responsible for all warranty, product liability, or damage claims with respect to products sold by the Buyer.

            E. Shares of Stock of Seller's corporations.

            F. Any and all assets of AFP not associated directly with the LogEtronics business including, but not limited to AFP's UNIX equipment interface with Elmsford, NY.

            G. Assignment of lease between LogEtronics and Cary Building Limited Partnership, LLC for space occupied at 8136 Old Keene Mill Road, Springfield, Virginia 22152.

            H. Assignment of month to month arrangement between LogEtronics and Charles Funkhouse for use of warehouse storage at Lost River, West Virginia 26801. Seller shall terminate such arrangements thirty (30) days after closing.


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            I. Underwriter's Laboratory procedure files for LogEtronics products which are not the property of Seller. Seller will cooperate with Buyer for the orderly transfer of such files within the Underwriter's Laboratory policy and procedures.

            J. Seller's State and Federal Tax Returns or related workpapers for the LogEtronics business.

            K. Commercial computer software, located on computers at Springfield, Virginia, which was purchased and licensed by AFP Imaging or LogEtronics which can not be legally transferred or sold to third parties without appropriate renewal of license by Buyer from the manufacturer or developer of the software.

         3. PURCHASE PRICE. The total purchase price for the business is THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) payable in the following manner:

           A.     Payment at closing to be made to Seller's
                  Secured lender as described in paragraph 5B
                  and Schedule D                                      $300,000

           B.     Buyer signing and delivering to Seller at
                  closing a promissory note payable to AFP
                  for three (3) years payable in 36 equal
                  monthly installments with no interest.
                  See Promissory Note attached.               $50,000

         1st payment due the 1st of the month following 90 days after closing date and shall continue until paid in full.

                                        TOTAL                          $350,000
                                                                       ========

           C. Allocation of purchase price. The $350,000 purchase price shall be allocated among inventory, storage, shelving and machinery, furniture, fixtures and tooling.

           D. Virginia office rent of $4,731.61. Buyer shall pay to Seller rent for one month after closing date. This rent figure shall be the sole payment made by Buyer for rent and shall include any and all costs for insurance, taxes, utilities and any other charge related to the leased space. Buyer shall not be assigned nor assume the lease. Buyer shall vacate the LogEtronics premises no later than thirty (30) days after closing.


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         4. CLOSING. The parties agree to close this sale on or about August 1,
2001, or such other date as agreed to by the parties, at the offices of LADDEY, CLARK & RYAN, 60 Blue Heron Road, Sparta, New Jersey.

         5. CLOSING DOCUMENTS.

            A. Seller shall prepare and deliver at closing to Buyer the following documents: (a) Bill of Sale transferring the business assets free and clear from all liens, claims or encumbrances, (b) assignment of any license or equipment leases (excluding any real estate leases), (c) assignment of any contracts, (d) tax clearance from the New Jersey Bulk Sales Tax Division, as well as proof of compliance with any bulk sales requirements of the State of New York, (e) releases, (f) corporate resolution authorizing sale, (g) assignment of trademarks or patents in form suitable to transfer all rights to the trademarks and patents under the laws of the various countries that have issued patents and trademarks to Seller, (h) UCC-3 releases (including but not limited to Financial Capital Corp. and AFP Imaging), (i) letter from Seller to Seller's current vendors and/or consignees of the products of the items being sold to Buyer advising that Buyer is now the owner of such items, and (j) the letter form suitable to Underwriter's Laboratories allowing for the transfer of the files within the Underwriter's Laboratories policies and procedures as referred to in paragraph 2.I. of this agreement.

            B. Buyer shall deliver to Seller at closing: (a) payment of $300,000 to Seller's secured lender's bank account #40688348 at CitiBank, ABA #021000089,
(b) Promissory Note, and (c) IRS Form 8594 regarding allocation of purchase price.

            C. Both parties agree to sign any other instruments and documents which may be reasonably requested by the other party in order to close this transaction or thereafter.


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         6. TRANSFER OF PHYSICAL ASSETS - At the time of closing, Seller shall transfer title to all physical assets to Buyer. Seller shall make the assets available to Buyer at Seller's facility located at Elmsford, New York, Springfield, Virginia and any other facility. Buyer shall be responsible for insurance and transportation of the assets to Buyer's facility from wherever located.

         7. TRANSFER OF FILES FROM ELECTRONIC DATA. At the time of closing, Seller shall transfer its LogEtronics data files including but not limited to computer discs and any and all means of electronic data storage to Seller within seven (7) days of the closing. Seller shall also assist to the best of its ability in the conversion or storage of any electronic files to the extent required by Buyer. Seller shall supply the data in a generally accepted industry standard format.

         8. BROKER. Each party represents to the other that there were no brokers involved in this transaction. Each party shall indemnify and hold harmless the other against any liability, cost or expense, including reasonable attorneys' fees, resulting from or arising out or a misrepresentation by the indemnifying party. The provisions of this paragraph shall survive closing.

         9. NOTICES. All notices and other communications required to be given by this contract or actually given shall be in writing and shall either be personally given, faxed or mailed by certified mail, return receipt requested, to the party to whom directed at that party's address as set forth at the head of this Contract, or to such other address as may be specified by either party upon notice to the other in accordance with this Contract. Notice shall be effective as of the date of delivery or fax or three days following, as the case may be, the date of mailing, except that any notice given for the purpose of changing a party's address for notice purposes shall be effective upon receipt. In the case of any notice or other communications to Buyer, a copy shall be sent by facsimile transmission and/or by regular mail to Richard I. Clark, Esq., Laddey, Clark & Ryan, 60 Blue Heron Road, Sparta, New Jersey 07871-2600 Fax
(973) 729-1224. In the case of any notice or other communications to Seller, a copy shall be sent by facsimile transmission and/or by regular


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mail to AFP Imaging Corporation, 250 Clearbrook Road, Elmsburg, New York 10523,
Attention Mr. David Vozick, Fax 914-592-6148.

         10. BINDING NATURE OF AGREEMENT. This Contract shall be binding upon and inure to the benefit of the parties and their successors, transfers or assigns.

         11. REPRESENTATION AND WARRANTIES. All obligations of Buyer hereunder are subject to the fulfillment of each of the following conditions at or prior to the closing.

             A. All representations and warranties of Seller contained in this contract or in any document delivered pursuant to this contract shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the closing, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date this contract is signed in conformity with the covenants and agreements contained in this document.

             B. All covenants, agreements and obligations required by the terms of this Contract to be performed by Seller at or before the closing shall have been duly and properly performed in all material respects.

             C. Since the date of this Contract there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, assets of seller. The purchase price is based on the inventory evaluation of the June 6th Inventory Supply Analysis Report provided by AFP Imaging to Amergraph. The usable inventory and the total value of the inventory as of the date of closing shall be materially consistent with that June 6th Report. In the event the inventory is two percent (2%) or less than as reported in the June 6th Inventory Supply Analysis Report provided by AFP Imaging, Amergraph shall be entitled to a corresponding reduction in the purchase price provided for in paragraph 3 of this agreement.


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

             D. To the best of the Seller's knowledge, all trademarks and/or patents as listed in Schedule "C" applicable to the assets being transferred to Buyer are valid and all maintenance fees have been paid through the time of closing and no party has made a claim or challenge to Seller's rights to any of the patents and/or trademarks. The intellectual property being conveyed is all of the intellectual property actually used by the Seller in operating the LogEtronics business in the year 2001, except as specifically identified in this agreement. Seller agrees that it will execute any additional documents reasonably required to transfer any of its interest in its trademark and/or patents to the Seller subsequent to closing.

             E. All documents required to be delivered to Buyer at or prior to the closing shall have been so delivered.

             F. Seller represents that LogEtronics has no creditors other than its secured lender or other third parties identified on Schedule "D" and there are no liens, encumbrances or other claims against the assets being transferred. Seller to the best of its knowledge does not owe any taxes to any taxing authority and there shall be no balances owed to either creditors or the state, local or Federal taxing authorities at the time of closing. If there are liens, encumbrances or claims against the LogEtronics assets or balances owed to its secured or unsecured creditors or taxes outstanding, these items shall be paid by Seller at closing or escrowed if requested by the taxing authority.The parties agree in lieu of compliance with the bulk sales requirements for any jurisdictions in which Seller is currently conducting business, Seller shall indemnify and hold harmless Buyer from, against any and all losses, demands, causes of action, judgments, claims, liabilities, assessment damages (collectively referred to as "claims") suffered or incurred by any creditor as the result of noncompliance with any State, Federal or local bulk sales requirements. The indemnifications shall be construed as broad as possible in favor of Buyer and shall cover the costs of defending as well as providing for any recovery or settlement of any claim pursuant to or


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arising out of any bulk sales related claims, tax claims or creditor claims.
Further, Buyer has the right to offset any claim against any payment owed to Seller under the Promissory Note referred to in paragraph 3B of this Agreement.

         12. CREDITORS. Seller agrees to furnish Buyer with a list of Seller's existing LogEtronics creditors, if any, including the names and business addresses of all such creditors, the amounts owed to each and also the name and address of all persons who are known by Seller to assert claims against Seller whether disputed or not. This list must be provided within five (5) days after signing this Contract. In the event Seller fails to provide a list, Buyer may cancel this Contract in his Buyers' sole discretion. Those creditors will be paid or otherwise satisfied by Seller at or prior to closing.

         13. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. All obligations of Seller at the closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the closing, and Buyer shall exert its best efforts to cause each such condition to be so fulfilled:

             A. All representations and warranties of Buyer contained in this contract or in any document delivered pursuant to this contract shall be true and correct in all material respects when made and as of the closing.

             B. All obligations required by the terms of this Contract to be performed by Buyer at or before the closing shall have been duly and properly performed in all material respects.

             C. A UCC and patent/trademark search with respect to LogEtronics Corporation will have been completed to the Buyer's satisfaction prior to closing.

         14. INDEMNIFICATION.

             A. Seller hereby indemnifies and agrees to hold Buyer harmless from, against and in respect of:


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             (1) any and all losses, liabilities or damages suffered or incurred by Buyer (a) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained in this contract or in any certificate, document or instrument delivered to Buyer pursuant to this contract or in connection with this contract or (b) which would have not been suffered or incurred if such representation were true;

             (2) any and all losses, liabilities or damages suffered or incurred by Buyer in respect of or in connection with any liabilities of Seller not expressly assumed by Buyer;

             (3) any and all losses, damages, debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the closing hereunder or which arise after the closing but which are based upon or arise from any act, omission, transaction, circumstance, state of facts or other condition which occurred or existed on or before the date of the closing, whether or not then known, due or payable;

             (4) any and all losses, liabilities or damages suffered or incurred by Buyer by reason of or in connection with any claim for a finders fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller with respect to this Contract or any of the transactions contemplated hereby;

             (5) any and all losses, liabilities or damages suffered or incurred by Buyer (a) by reason of any claim for severance or vacation pay accruing or incurred or triggered by a discharge at any time on or after the date hereof by an employee of Seller on or prior to closing date or (b) relating to employee benefits attributable to services performed prior to the closing; and

             (6) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

             B. Buyer hereby agrees to indemnify and hold Seller harmless from, against and in respect of:

             (1) any and all losses, liabilities or damages suffered or incurred by Seller (a) by reason of any untrue representation, breach of warranty, nonfulfillment of any covenant by Buyer contained in this contract or any certificate, document or instrument delivered to Seller pursuant to this Contract or in connection with this Contract or (b) which would have not been suffered or incurred if such representation were true.


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             (2) any and all losses, liabilities or damages suffered or incurred by Seller by reason of or in connection with any claim for a finders fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Buyer with respect to this Contract or any of the transactions contemplated hereby;

         15. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements, representations, warranties, , covenants and agreements being madeby each of the parties hereto shall survive the closing for a period of three (3) years, after which they shall expire. This expiration period shall not apply to any claims provided for in Section 2B, 2C and 2D of this Agreement, the expiration period shall not apply to any creditors' claims provided for in
Section 11F.

         16. SELLER'S REPRESENTATIONS. As an inducement to Buyer to enter into this Contract, Seller represents:

             A. Ownership of Business. Seller represents that it is the sole owner of the business assets with full right to sell or dispose of it as Seller may choose. No other person whatsoever has any claim, right, title, interest or lien in, to or on the business other than Seller's secured lender.

             B. Licenses and Permits. Seller has all the necessary licenses and other permits required for the conduct and operation of the business required under local, State and Federal law.

             C. Compliance. The business and operations of Seller have at all times been conducted in compliance in all material respects with all applicable federal, state and local laws, ordinances, regulations, orders and other requirements or governmental authorities concerning matters relating to the environment.

             D. Execution, Delivery and Performance of Contract; Authority. Neither the execution, delivery nor performance of this Contract by Seller will, with or without the giving



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of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in, cause or create any liability, lien, charge or encumbrance pursuant to any provision of any franchise, mortgage, deed of trust, lease, license, regulation, order, judgment, decree or other legal or contractual requirement to which Seller is a party.

             E. Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or, to the knowledge of Seller, threatened, against or relating to Seller its properties, assets or business or the transactions contemplated by this Contract.

             F. Compliance with Laws and Other Instruments. Seller has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now applicable to its business, properties or operations as presently conducted. Neither the ownership nor use of Seller's properties nor the conduct of its business conflicts with any mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment, or decree to which seller is a party or by which it may be bound or affected. Seller is aware of no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to its business, operations or properties and which might adversely affect its properties, assets, liabilities, operations or prospects, either before or after the closing.

             G. Title to Properties. Seller has good and marketable title to all assets it owns or uses in the business or purports to own without limitation, including but not limited to those contained in Schedule "A" as well as discussed in subsection I below, reflected in its books and records and in the balance sheet (except inventory sold after the balance sheet date in the ordinary course of business). None of such assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability of any nature


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whatsoever, except (i) mortgages or security interests held by the Seller's secured lender as securing specific liabilities or obligations or (ii) those imperfections of title and encumbrances, if any, which, individually or in the aggregate, (a) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (b) do not interfere with either the present or continued use of such property or the conduct of Seller's normal operations. All mortgages, security interests or other encumbrances shall be fully disclosed to Buyer prior to the closing. All of the properties and assets owned, leased or used by Seller are in good operating condition and repair, are suitable for the purposes used, and are adequate and sufficient for all current operations of Seller.

             H. Schedules. Attached Schedule "A" is a separate schedule containing a complete list of machinery, tools, equipment and other tangible property being transferred to Buyer under this Contract. However, Buyer shall have the right to inspect all assets being conveyed on the day of closing to insure that all items associated with the business are in good working order and are being transferred to Buyer.

             I. Records. The customer lists, inventory data and other records of Seller are complete and correct in all material respects and have been maintained in accordance with sound business practices, and there have been no transactions involving the business of seller which properly should have been set forth therein and which have not been accurately so set forth.

             J. Non-Compete. As part of the inducement for entering into this Contract, Seller agrees that it will not compete against Buyer either directly or indirectly, locally, nationally or internationally, in the same line of graphic arts film and plate processing business for a period of ten (10) years. This provision shall survive closing.


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         17. CHOICE OF LAWS/JURISDICTION. The parties agree that this contract shall be interpreted under New Jersey law, and that any dispute will be resolved in the State Courts of New Jersey.

         18. NON-ASSUMPTION OF SELLER'S LIABILITY. Buyer is not assuming any liabilities of Seller.

         Buyer, at its sole discretion, shall assume the responsibility for paying to the appropriate domestic or foreign authorities any domestic or foreign maintenance fees, as they may arise after closing date, for current patents or trademarks owned by LogEtronics as contained in Schedule "C". Seller has selected, maintained and paid such fees for usable patents and trademarks, at its discretion, through closing date.

         Buyer agrees to assist and cooperate with Seller, post closing date, in a usual and customary manner, to collect any unpaid LogEtronics Account Receivable due Seller; however, Buyer is not assuming any responsibility for payment of all or a portion of the Accounts Receivable and Buyer is in no way guaranteeing the collection of any of the Accounts Receivable.

         Seller agrees to reasonably cooperate and assist Buyer with requests for information concerning any undocumented data with regard to the LogEtronics business after closing date.

         19. SELLER'S CREDITORS. The Seller represents that it will satisfy the bona fide claims of its secured creditors simultaneous with closing. Seller will provide UCC-3 releases from its secured creditor simultaneous with closing.

         20. HEADINGS. Section and subsection headings are not intended to be full or accurate descriptions of the content.

         21. NO ASSUMPTION OF LIABILITY TO SELLER'S EMPLOYEES. Seller agrees that Buyer is not assuming any liability for back pay, back wages, vacation time or severance pay, or any other obligation to Seller's existing employees, subject to paragraph 2 B above. The parties


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


agree that any accrued vacation time owing to existing employees shall not be an obligation transferred to Buyer for such employees if and when they are hired by Buyer. Prior to closing Seller shall bring current its obligations to its employees, including its obligations, if any, for wages, vacation time or any withholding obligations owed to governmental agencies or other third parties by Seller by virtue of Seller being an employer of such employees. Seller shall provide all LogEtronics employees with W-2 wage reports for employment during 2001 as per IRS rules and regulations.

         22. INSPECTION OF BUSINESS ASSETS. Buyer has the right to inspect all assets and financial records of the LogEtronics business on the day of closing to determine if the assets and income of the business is substantially the same as they were at the time it inspected them prior to the closing.

         23. ATTORNEY'S FEES. Should any litigation be commenced between the parties to this Contract concerning the rights and duties of either party in relation to the business or this Contract, the prevailing party in the litigation shall be entitled to (in addition to any other relief that may be granted), a reasonable sum for attorney's fees and costs, which sum shall be determined by the Court or other person presiding in the arbitration or litigation or any separate action brought for that purpose.

         24. ENTIRE AGREEMENT. This Contract and any documents referred to in this Contract constitute the sole and only agreement between Buyer and Seller respecting the business or the sale and purchase of it. This Contract correctly sets forth the obligations of Buyer and Seller to each other as of this date.

         25. DISPUTES. Any disputes concerning this Contract or the transaction contemplated by this Contract shall be resolved in an action filed in a court of competent jurisdiction in the State of New Jersey.



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

                         AMERGRAPH CORPORATION, a New Jersey corporation, Buyer

                         By:_____/s/ Robert Lesko____________________________
                                          ROBERT J. LESKO, President
                         Dated:  ________________


                         AFP IMAGING

                         By:______/s/ David Vozick___________________________
                                                     DAVID VOZICK, Chairman
                         Dated:  _______________

                         LOGETRONICS CORPORATION

                         By:________/s/ David Vozick_________________________
                                                     DAVID VOZICK, Chairman
                         Dated:  _______________



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